UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2009

MAGMA DESIGN AUTOMATION, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-33213	77-0454924
(Commission File Number)	(I.R.S. Employer Identification Number)

1650 Technology Drive, San Jose, California	95110
(Address of principal executive offices)	(Zip Code)

(408) 565-7500

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2009, David Stanley announced his intention to resign as the Corporate Vice President, Corporate Affairs and Secretary of Magma Design Automation, Inc. (“Magma”), effective February 13, 2009.

On February 11, 2009, Magma entered into a Separation Agreement and Mutual Release with David Stanley (the “Separation Agreement”). This Separation Agreement included the following terms and conditions: (i) Mr. Stanley’s employment at Magma will end on February 13, 2009; (ii) Mr. Stanley releases, waives and forever discharges Magma from all asserted and unasserted claims relating directly or indirectly to his employment relationship with Magma; (iii) Magma agrees to pay Mr. Stanley a lump sum amount of $300,000.00 and for twelve (12) months of COBRA coverage from March 1, 2009 through February 28, 2010 (pursuant to which Mr. Stanley will receive a lump sum payment grossed up for taxes in the amount of $20,024.76 to cover the costs of COBRA coverage for twelve (12) months)); (iv) Magma will provide Mr. Stanley with outplacement services; and (v) in addition to whatever already vested stock options to purchase Magma’s common stock or restricted stock units Mr. Stanley may hold, Mr. Stanley will receive the additional benefit of the immediate accelerated vesting of the same amount of shares as if he were to remain employed through February 13, 2010 and Mr. Stanley will have until February 15, 2010 to exercise his options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGMA DESIGN AUTOMATION, INC.

Dated: February 11, 2009	By:	/s/ Peter S. Teshima
Peter S. Teshima Corporate Vice President-Finance and Chief Financial Officer